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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BURKE INDUSTRIES INC. FILES VOLUNTARY PETITION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

SANTA FE SPRINGS, CA - (Business Wire) - June 25, 2001 - Burke Industries, Inc. announced today that the Company has filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey. Burke Industries, Inc. is a leading, diversified manufacturer of highly engineered organic, silicone and vinyl based products for commercial construction, aerospace and other industrial markets. The Company markets its products under the BurkeMercer, Burkeline, Haskon, Purosil and SFS brand names.

The combination of a general economic downturn and rapidly increasing cost of utilities, insurance, certain raw materials and other overhead all contributed to the need for a Chapter 11 filing. The Company thoroughly analyzed all of its available options and concluded that a reorganization under Chapter 11 is the only way to secure additional operating liquidity and financing, stabilize the Company's financial condition, and maintain sufficient flexibility to restructure its debt while continuing to execute its business plan.

The Company has secured a commitment for Debtor-In-Possession financing from Bank of America, subject to court approval. The Company believes that the financing package will, among other things, provide ample funding to maintain normalized business relationships with its vendors and maintain uninterrupted supply of products to its customers. While operating under the protection of Chapter 11, the Company will seek to increase operating liquidity and continue the operating and financial restructuring it began in 2000.